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                                                                     EXHIBIT 4.4


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                        WARRANT TO PURCHASE COMMON STOCK
                                       OF
                        UPGRADE INTERNATIONAL CORPORATION
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                   THIS WARRANT AND THE SHARES OF COMMON STOCK
                     ISSUABLE PURSUANT TO THIS WARRANT HAVE
              NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
             AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, PLEDGED OR
            OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR
                AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE



FOR VALUE RECEIVED

Upgrade International Corporation, a Florida corporation (the "Company"), grants the following rights to the Bland Family Trust, having an address at 5535 Peregrine Way, Blaine, WA 98230 ("Holder").

ARTICLE 1. DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

        (a) "Common Stock" shall mean the common stock, par value $0.001 per share, of the Company.

        (b) "Corporate Office" shall mean the office of the Company (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at 1411 Fourth Avenue, Suite #629, Seattle, WA 98104.

        c) "Exercise Date" shall mean any date upon which the Holder shall give the Company a Notice of Exercise, which shall be deemed the date the Notice of Exercise was first deposited in the U.S. Mails, if mailed, or the date received by the courier company if delivered by recognized courier company, or the date received by the Company if otherwise given or delivered.

        (d) "Exercise Price" shall mean the price to be paid to the Company for each share of Common Stock to be purchased upon exercise of this Warrant in accordance with the terms hereof, which shall be $0.25 per share.

        (e) "Expiration Date" shall mean 5:00 PM (Pacific Standard time) on January 20, 2001.



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        (f)     "SEC" shall mean the United States Securities and Exchange
                Commission.

ARTICLE 2. EXERCISE

2.1     EXERCISE OF WARRANT

        This Warrant shall entitle Holder to purchase up to 1,000,000 shares of Common Stock (the "Shares") at the Exercise Price. This Warrant shall be exercisable at any time and from time to time prior to the Expiration Date (the "Exercise Period") upon execution. This Warrant and the right to purchase Shares hereunder shall expire and become void at the Expiration Date.

2.2     MANNER OF EXERCISE

        (a) Holder may exercise this Warrant at any time and from time to time during the Exercise Period, in whole or in part (but not in denominations of fewer than 5,000 Shares, except upon an exercise of this Warrant with respect to the remaining balance of Shares purchasable hereunder at the time of exercise), by delivering to the Company at its Corporate Office (i) a duly executed Notice of Exercise in substantially the form attached as Appendix I hereto and (ii) a bank cashier's or certified check for the aggregate Exercise Price of the Shares being purchased.

        (b) From time to time upon exercise of this Warrant, in whole or part, in accordance with its terms, the Company will cause its transfer agent to countersign and deliver stock certificates to the Holder representing the number of Shares being purchased pursuant to such exercise, subject to adjustment as described herein.

        (c) Promptly following any exercise of this Warrant, if the Warrant has not been fully exercised and has not expired, the Company will deliver to the Holder a new Warrant for the balance of the Shares covered hereby.

2.3     TERMINATION

        All rights of the Holder in this Warrant, to the extent they have not been exercised, shall terminate on the Expiration Date.

2.4     NO RIGHT PRIOR TO EXERCISE

        Prior to its exercise pursuant to Section 2.3 above, this Warrant shall not entitle the Holder to any voting or other rights as holder of Shares.

2.5     ADJUSTMENTS

        In case of any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a



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        sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance as the Holder would have been entitled to receive had the Holder exercised this Warrant in full immediately before such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this
        Section 2.6. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations, stock dividends, and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

2.6     FRACTIONAL SHARES

        No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder the amount computed by multiplying the fractional interest by the closing bid price of a full Share on the date of the Notice of Exercise.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1     REPRESENTATIONS AND WARRANTIES

        The Company hereby represents and warrants to the Holder as follows:

        (a) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, by duly authorized, validly issued, fully-paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws, and not subject to any pre-emptive rights.

        (b) The Company is a corporation duly organized and validly existing under the laws of the State of Florida, and has the full power and authority to issue this Warrant and to comply with the terms hereof. The execution, delivery and performance by the Company of its obligations under this Warrant, including, without limitation, the issuance of the Shares upon any exercise of the Warrant, have been duly authorized by all necessary corporate action. This Warrant has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforceability of creditors' rights generally and except as the availability of the remedy of specific enforcement, injunctive relief or other

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                equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

        (c) The Company is not subject to or bound by any provision of any certificate or articles of incorporation or by-laws, mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction or any applicable provision of any law, statute, any court, governmental body, administrative agency or arbitrator which could prevent or be violated by or under which there would be a default (or right of termination) as a result of the execution, delivery and performance by the Company of this Warrant.

ARTICLE 4. MISCELLANEOUS

        4.1     TRANSFER

                This Warrant may not be transferred or assigned, in whole or in part, at any time without the consent of the Company.

        4.2     LOSS, THEFT, DESTRUCTION OR MUTILATION

                If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or, in lieu of and in substitution for such Warrants so destroyed, lost or stolen, upon the Holder filing with the Company evidence satisfactory to it that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand indemnity satisfactory to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be canceled.

        4.3     NOTICES

                All notices and other communications from the Company to the Holder or vice versa shall be deemed delivered and effective when given personally, by facsimile transmission and confirmed in writing, or mailed by first-class registered or certified mail, postage prepaid, at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time; provided, however, that the Notice of Exercise may not be delivered by facsimile transmission.

        4.4     WAIVER

                This Warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.


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        4.5     GOVERNING LAW

                This Warrant shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to its principles regarding conflicts of law.



Dated:          , 1999                        UPGRADE INTERNATIONAL CORP.
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                                              ---------------------------------
                                              By: Daniel Bland
                                              Its: President


Attest:
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                                   APPENDIX I


                               NOTICE OF EXERCISE


1. The undersigned hereby elects to purchase ____________ shares of the Common Stock of Upgrade International Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as specified below.




        ------------------------------------
        (Name)

        ------------------------------------

        ------------------------------------
        (Address)


3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.




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        (Signature)                              (Date)